Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2019 Earnings Results

FAIRPORT, NY, October 31, 2019 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2019 third quarter results for the period ended September 30, 2019.
Summary Highlights
•Assets under management ("AUM") at September 30, 2019 were $20.5 billion, compared to $21.3 billion at June 30, 2019
•Revenue for the third quarter was $34.2 million, down slightly from $34.3 million in the second quarter of 2019 and a decrease of 16% from the third quarter of 2018
•Third quarter income before taxes was $6.7 million; the net income attributable to Manning & Napier, Inc. for the third quarter was $0.8 million, or $0.05 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the quarter was $3.7 million, or $0.05 per adjusted share
•The Company's Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock at its July 2019 board meeting
•The Company completed the sale of Perspective Partners, LLC, to Manning Partners, LLC, which is wholly owned by William Manning, Chairman of the Company's Board of Directors
•Named Greg Woodard as Managing Director of Wealth Management

“We have delivered excellent results in both absolute and relative terms for our clients in the third quarter and for the year-to-date across the majority of our investment strategies. Notably, since the beginning of 2018 we have successfully navigated meaningful volatility in global equity markets thanks to our rigorous investment processes and strong risk-management disciplines which have served our clients well and positioned us for growth," commented Marc Mayer, Chief Executive Officer of Manning & Napier.

Mr. Mayer further stated that, “We remain focused on evolving our business and enhancing our client experience. Our priorities are concentrated on scaling our distribution strategy for bringing our investment solutions to market, upgrading the technology platform used to deliver our solutions to clients, and the continued pursuit of investment excellence in this dynamic market environment. In spite of the short-term pressure that such an evolution may put on our organization and our financial results, we remain committed to achieving significant improvements to our value proposition for clients to drive what we believe will be greater long-term value for our shareholders.”
Third Quarter 2019 Financial Review
Manning & Napier reported third quarter 2019 revenue of $34.2 million, a decrease of 16% from revenue of $40.5 million reported in the third quarter of 2018, and a slight decrease from revenue of $34.3 million reported in the second quarter of 2019. Average AUM for the quarter was $20.9 billion, a 9% decrease from the third quarter of 2018 and a 1% decrease from the second quarter of 2019, when average AUM was $23.0 billion and $21.0 billion, respectively. As a result, revenue as a percentage of average AUM was 0.65% for the third quarter of 2019, compared to 0.70% and 0.65% for the third quarter of 2018 and the second quarter of 2019, respectively. The reduction in revenue as a percentage of average AUM in the quarter compared to the third quarter of 2018 was driven by mutual fund and collective investment trust investment management revenue, which decreased by $3.6 million, or 34%, compared to the third quarter of 2018. The mutual fund and collective trust revenue reduction outpaced the decline in average AUM compared to the third quarter of 2018 primarily as a result of the completion of the Advisor's mutual fund fee restructure, where investment management fees were reduced across a majority of the product set at the end of the first quarter 2019.
Operating expenses for the third quarter 2019 were $30.7 million, a decrease of $5.3 million, or 15%, compared with the third quarter of 2018, and a decrease of $1.1 million, or 3%, compared with the second quarter of 2019.
Compensation and related costs were $19.5 million for the third quarter of 2019, a decrease of $3.6 million, or 16%, compared with the third quarter of 2018 and a decrease of $0.7 million, or 3%, compared with the second quarter of 2019. The change in the current quarter compared to both the third quarter of 2018 and second quarter of 2019 was driven by a decrease in our workforce, coupled with lower variable incentive costs as a result of the reduction in AUM and revenue. The Company's average workforce during the third quarter of 2019 decreased by 16% and 6% when compared to the third quarter of 2018 and second quarter of 2019, respectively. As a percentage of revenue, compensation and related costs for the third quarter of 2019 were 57%, compared with 57% for the third quarter of 2018 and 59% for the second quarter of 2019.
Distribution, servicing and custody expenses for the third quarter of 2019 decreased by $1.6 million, or 35%, compared with the third quarter of 2018 and by $0.1 million, or 2%, compared with the second quarter of 2019. The 35% decrease in distribution, servicing and custody expenses when compared to the third quarter of 2018 is the result of a decrease in average mutual fund and collective trust AUM of 14%, as well as the impacts from the Advisor's mutual fund fee restructure initiative completed during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs decreased by $0.1 million, or 1%, compared with the third quarter of 2018, and decreased by $0.4 million, or 4%, compared with the second quarter of 2019. As a percentage of revenue, other operating costs for the third quarter of 2019 were 24% compared to 21% for the third quarter of 2018 and 25% for the second quarter of 2019.
Operating income was $3.4 million for the quarter, a decrease of $1.1 million, or 24%, from the third quarter of 2018 and an increase of $1.0 million, or 39%, from the second quarter of 2019. Operating margin was 10% for the third quarter of 2019, compared with 11% for the third quarter of 2018 and 7% for the second quarter of 2019.
Non-operating income was $3.3 million for the quarter, compared to $0.7 million and $1.1 million for the third quarter of 2018 and second quarter of 2019, respectively. Included in the third quarter of 2019 is the $2.9 million gain recognized from the Company's sale of its subsidiary, Perspective Partners, LLC, as discussed in the "Other Business Updates" section below. The third quarter of 2019 includes less than $0.1 million of net gains on investments held by the Company, compared to net gains of $0.1 million in the third quarter of 2018 and $0.2 million in the second quarter of 2019. The third quarter of 2019 also includes $0.8 million of interest and dividend income, compared to $0.5 million and $0.8 million for the third quarter of 2018 and second quarter of 2019, respectively. Also included in non-operating income in third quarter of 2019 was an expense of $0.4 million related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $6.7 million for the third quarter of 2019, an increase as compared to $5.3 million in the third quarter of 2018 and $3.6 million in the second quarter of 2019. Provision for income taxes was $0.2 million for third quarter 2019, a decrease of $0.1 million and $0.2 million compared to the third quarter of 2018 and second quarter of 2019, respectively.
Net income attributable to the controlling and the non-controlling interests for the third quarter of 2019 was $6.6 million, compared to $5.0 million in the third quarter of 2018 and $3.2 million in the second quarter of 2019. Net income attributable to Manning & Napier, Inc. for the third quarter of 2019 was $0.8 million, or $0.05 per basic and diluted share, compared to $0.8 million, or $0.05 per basic and diluted share, in the third quarter of 2018 and $0.4 million, or $0.03 per basic and diluted share, in the second quarter of 2019 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic income, economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported third quarter 2019 economic income of $5.2 million, compared to $4.2 million in the second quarter of 2019. In addition, the Company reported economic net income of $3.7 million, or $0.05 per adjusted share, in the third quarter of 2019 compared to $3.7 million, or $0.05 per adjusted share, in the third quarter of 2018 and $3.0 million, or $0.04 per adjusted share, in the second quarter of 2019.

Nine-months ended September 30, 2019 Financial Review
Manning & Napier reported 2019 year-to-date revenue of $103.3 million, a decrease of 17% from revenue of $123.9 million reported for the same period in 2018. This decrease was driven by changes in average AUM, which decreased by 11% from the prior year to $20.8 billion in 2019, coupled with the effects of the mutual fund fee restructure completed in the first quarter of 2019. 2019 year-to-date revenue as a percentage of average AUM was 0.66%, compared to 0.71% for the prior year-to-date.
Operating expenses for 2019 year-to-date were $96.1 million, a decrease of $9.7 million, or 9%, from the same period in 2018.
Compensation and related costs for 2019 year-to-date decreased by $7.5 million, or 11%, when compared to the same period in 2018. This change was driven by a 15% reduction in our average workforce as well as lower variable incentive costs as a result of the reduction in AUM and revenue. This decrease was partially offset by an increase to share based compensation attributable to the timing and amount of equity awards granted. As a percentage of revenue, compensation and related costs for 2019 year-to-date were 59%, compared to 55% for the prior year.
Distribution, servicing and custody expenses for 2019 decreased by $4.1 million, or 29%, from 2018. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 16% from 2018 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2019 year-to-date increased by $1.8 million, or 8%, when compared to the same period in 2018. This increase is driven primarily by the $2.1 million gain reflected in the first quarter of 2018 related to the Company's sale of Rainier U.S. mutual funds, which offset other costs in the first quarter of 2018. Other operating costs as a percentage of revenue were 24% for 2019 year-to-date and 19% for the same period in 2018.
Operating income was $7.2 million for 2019 year-to-date, a decrease of $10.9 million, or 60%, from 2018 year-to-date. Operating margin for 2019 year-to-date was 7% compared to the prior year period of 15%.
Non-operating income for 2019 year-to-date was $6.2 million, an increase of $4.7 million from non-operating income of $1.6 million reported in the same period in 2018. Included in 2019 is the $2.9 million gain from the Company's sale of Perspective Partners, LLC during the third quarter of 2019 as discussed in the "Other Business Updates" section below. The 2019 year-to-date period reflects a $1.2 million net gain on investments held by the Company, compared to a net loss of $0.2 million in the same period of 2018. Interest and dividend income for 2019 year-to-date was $2.4 million, compared to $1.4 million in 2018.
Income before provision for income taxes was $13.4 million for 2019 year-to-date, compared to $19.7 million in 2018, a 32% decrease. Provision for income taxes decreased by $0.5 million when compared to the same period in 2018, driven by a decrease in taxable earnings compared to the prior year.
Net income attributable to the controlling and the non-controlling interests was $12.7 million and $18.4 million in year-to-date 2019 and 2018, respectively. Net income attributable to Manning & Napier, Inc. for 2019 year-to-date was $1.8 million, or $0.12 per basic and diluted share, compared to $2.8 million, or $0.18 per basic and diluted share in 2018.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $13.2 million for the nine-months ended September 30, 2019. In addition, economic net income was $9.4 million, or $0.12 per adjusted share for 2019 year-to-date, compared to $14.0 million, or $0.18 per adjusted share in 2018.
Assets Under Management
As of September 30, 2019, AUM was $20.5 billion, a decrease of 4% from $21.3 billion as of June 30, 2019 and 11% from $23.1 billion as of September 30, 2018. The composition of the Company's AUM across portfolios as of September 30, 2019 was 65% in blended assets, 30% in equity, and 5% in fixed income, consistent with AUM composition at June 30, 2019 and September 30, 2018.
Since June 30, 2019, AUM decreased by nearly $0.8 billion. This decrease in AUM was attributable to net client outflows of approximately $1.0 billion, partially offset by approximately $0.3 billion in market appreciation.The net client outflows of $1.0 billion consisted of separately managed account net outflows of approximately $0.6 billion as well as mutual fund and collective investment trust net outflows of approximately $0.5 billion. The annualized separate account retention rate for the three months ended September 30, 2019 was 88%, compared to 90% for the rolling 12 months ended September 30, 2019.
When compared to September 30, 2018, AUM decreased by approximately $2.6 billion from $23.1 billion, including decreases of approximately $1.3 billion, or 8%, in separate account AUM and approximately $1.3 billion, or 18%, in mutual fund and collective investment trust AUM. The $2.6 billion decrease in AUM from September 30, 2018 to September 30, 2019 was attributable to net client outflows of approximately $3.5 billion, partially offset by market appreciation of approximately $0.9 billion. The net client outflows of $3.5 billion consisted of approximately $1.9 billion of net outflows for separate accounts and $1.5 billion of net outflows for mutual funds and collective investment trusts.
Subsequent to September 30, 2019, the Company received notice of a client termination with AUM of approximately $1.0 billion and annualized revenue of approximately $3.3 million. The assets were redeemed during October 2019.
Balance Sheet
Cash and cash equivalents, and investments totaled $153.0 million as of September 30, 2019, compared to $146.8 million as of June 30, 2019.
During the quarter ended September 30, 2019, Manning & Napier Group, LLC distributed approximately $3.2 million in cash to its members, and the Company declared a third quarter dividend of $0.02 per share of Class A common stock. As of September 30, 2019, the Company had no debt.
Other Business Updates
On June 28, 2019, the Company entered into an agreement to sell its wholly-owned subsidiary Perspective Partners, LLC (“PPI”), an employee benefits software and service provider to plan sponsors, administrators and participants to Manning Partners, LLC, an entity owned by William Manning, the Chairman of the Company's Board of Directors. The sale closed on August 30, 2019. We received proceeds of approximately $3.1 million and recorded a $2.9 million gain on the sale, which is included in Non-operating income(loss) on our Consolidated Statements of Operations. During the three and nine month periods ended September 30, 2019, the expenses related to PPI were approximately $0.4 million and $2.0 million, respectively. With the exception of cash proceeds received, the sale did not have a material impact on our balance sheet.
Conference Call
Manning & Napier will host a conference call to discuss its 2019 third quarter financial results on Thursday, October 31, 2019, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 6686766. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 8, 2019. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 6686766. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Beginning with the release of our operating results for this quarter, as supplemental information we are providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income, for periods beginning in and subsequent to January 1, 2019 excludes from income before provision for income taxes strategic restructuring and transaction costs, net, which we define as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 29.0%, 29.0% and 29.0% for the three-month periods ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and 29.0% for each of the nine-months ended September 30, 2019 and 2018, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 318 employees as of September 30, 2019.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues
Management Fees
Separately managed accounts	$21,981	$21,738	$24,228	$65,194	$74,066
Mutual funds and collective investment trusts	7,015	7,403	10,596	22,646	32,606
Distribution and shareholder servicing	2,570	2,566	2,974	7,760	9,185
Custodial services	1,763	1,750	2,021	5,258	5,838
Other revenue	849	837	729	2,411	2,197
Total revenue	34,178	34,294	40,548	103,269	123,892
Expenses
Compensation and related costs	19,504	20,161	23,105	61,113	68,567
Distribution, servicing and custody expenses	2,959	3,019	4,518	9,736	13,801
Other operating costs	8,286	8,639	8,392	25,232	23,425
Total operating expenses	30,749	31,819	36,015	96,081	105,793
Operating income	3,429	2,475	4,533	7,188	18,099
Non-operating income (loss)
Non-operating income, net	3,298	1,075	719	6,248	1,586
Income before provision for income taxes	6,727	3,550	5,252	13,436	19,685
Provision for income taxes	150	331	274	723	1,244
Net income attributable to the controlling and the noncontrolling interests	6,577	3,219	4,978	12,713	18,441
Less: net income attributable to the noncontrolling interests	5,753	2,805	4,198	10,914	15,681
Net income attributable to Manning & Napier, Inc.	$824	$414	$780	$1,799	$2,760

Net income per share available to Class A common stock
Basic	$0.05	$0.03	$0.05	$0.12	$0.18
Diluted	$0.05	$0.03	$0.05	$0.12	$0.18
Weighted average shares of Class A common stock outstanding
Basic	15,290,595	15,267,762	14,740,541	15,163,205	14,583,570
Diluted	15,600,686	15,613,939	78,096,830	15,466,339	78,134,657

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net income attributable to Manning & Napier, Inc.	$824	$414	$780	$1,799	$2,760
Add back: Net income attributable to the noncontrolling interests	5,753	2,805	4,198	10,914	15,681
Add back: Provision for income taxes	150	331	274	723	1,244
Income before provision for income taxes	6,727	3,550	5,252	13,436	19,685
Add back: Strategic restructuring and transaction costs, net (1)	(1,550)	674	—	(216)	—
Economic income (Non-GAAP)	5,177	4,224	5,252	13,220	19,685
Adjusted income taxes (Non-GAAP)	1,501	1,225	1,524	3,834	5,709
Economic net income (Non-GAAP)	$3,676	$2,999	$3,728	$9,386	$13,976

Weighted average shares of Class A common stock outstanding - Basic	15,290,595	15,267,762	14,740,541	15,163,205	14,583,570
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	62,034,200	62,482,345	63,349,721	62,617,270	63,537,114
Weighted average unvested restricted stock units and stock awards	1,708,608	1,819,952	661,250	1,773,110	747,439
Weighted average vested stock options	—	—	—	—	—
Weighted average adjusted shares (Non-GAAP)	79,033,403	79,570,059	78,751,512	79,553,585	78,868,123

Economic net income per adjusted share (Non-GAAP)	$0.05	$0.04	$0.05	$0.12	$0.18

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$677	$566	$—	$1,787	$—
Other operating costs	656	108	—	880	—
Gain on sale of business	(2,883)	—	—	(2,883)	—
Total strategic restructuring and transaction costs, net	$(1,550)	$674	$—	$(216)	$—

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of June 30, 2019	$14,814.1	$6,436.7	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Gross client inflows (1)	295.4	308.3	603.7	433.8	107.1	62.8	603.7
Gross client outflows (1)	(853.2)	(783.8)	(1,637.0)	(1,116.7)	(396.4)	(123.9)	(1,637.0)
Market appreciation/(depreciation) & other (2)	206.3	49.4	255.7	226.1	12.0	17.6	255.7
As of September 30, 2019	$14,462.6	$6,010.6	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Average AUM for period	$14,658.3	$6,218.4	$20,876.7	$13,619.9	$6,177.2	$1,079.6	$20,876.7

As of March 31, 2019	$14,667.2	$6,470.6	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Gross client inflows (1)	301.2	249.2	550.4	327.0	161.7	61.7	550.4
Gross client outflows (1)	(613.2)	(509.6)	(1,122.8)	(745.7)	(308.2)	(68.9)	(1,122.8)
Market appreciation/(depreciation) & other (2)	458.9	226.5	685.4	428.3	228.8	28.3	685.4
As of June 30, 2019	$14,814.1	$6,436.7	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Average AUM for period	$14,647.1	$6,383.4	$21,030.5	$13,718.9	$6,200.7	$1,110.9	$21,030.5

As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Gross client inflows (1)	390.4	686.8	1,077.2	459.3	573.5	44.4	1,077.2
Gross client outflows (1)	(633.7)	(688.2)	(1,321.9)	(765.7)	(506.8)	(49.4)	(1,321.9)
Market appreciation/(depreciation) & other (2)	369.9	109.0	478.9	272.3	205.5	1.1	478.9
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Average AUM for period	$15,728.0	$7,222.8	$22,950.8	$14,982.1	$6,788.5	$1,180.2	$22,950.8

For the nine months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	912.7	962.1	1,874.8	1,062.9	648.1	163.8	1,874.8
Gross client outflows (1)	(2,131.3)	(2,201.4)	(4,332.7)	(2,928.3)	(1,087.3)	(317.1)	(4,332.7)
Market appreciation/(depreciation) & other (2)	1,889.1	878.4	2,767.5	1,720.7	969.5	77.3	2,767.5
As of September 30, 2019	$14,462.6	$6,010.6	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Average AUM for period	$14,503.6	$6,313.3	$20,816.9	$13,640.1	$6,077.6	$1,099.2	$20,816.9

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	1,140.1	1,517.8	2,657.9	1,351.1	1,160.2	146.6	2,657.9
Gross client outflows (1)	(2,859.2)	(2,373.7)	(5,232.9)	(2,586.7)	(2,350.0)	(296.2)	(5,232.9)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	595.0	190.3	785.3	512.8	264.4	8.1	785.3
As of September 30, 2018	$15,732.5	$7,339.4	$23,071.9	$14,943.8	$6,943.6	$1,184.5	$23,071.9
Average AUM for period	$15,992.1	$7,502.4	$23,494.5	$15,144.4	$7,122.6	$1,227.5	$23,494.5
(1) Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2) Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
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